Exhibit 10.2

Consulting Services Agreement

This Agreement (“Agreement”) is made effective as of November 12, 2008 (“Effective Date”), by and between Hythiam, Inc. 11150 Santa Monica Blvd., Suite 1500, Los Angeles, CA 90025 (“Hythiam” or “Company”) and Chuck Timpe (“Consultant”) (each a “Party” and collectively “the Parties”).

Hythiam desires to have certain consulting services with respect to accounting, SEC reporting, financial and administrative matters.

Consultant represents to possess the required background for providing and is willing to provide any or all of these services to Hythiam as more fully set forth in this Agreement.

Therefore, the Parties agree as follows:

1. DESCRIPTION OF SERVICES.
Beginning on the Effective Date, Consultant will no longer serve as Chief Financial Officer of Company, and will serve only in the capacity of a consultant to perform the following professional services for Hythiam (collectively, the "Services"):

a.	Assist Hythiam with accounting, financial reporting and administrative matters as requested by Hythiam;
b.	Transition of Consultant’s projects and duties of the Chief Financial Officer position as necessary to assist in an orderly transition of responsibilities of the position; and
c.	Other related consulting services as requested by Hythiam

Throughout the term of this agreement, Consultant will be available at reasonable times to meet with Hythiam representatives.

2. PERFORMANCE OF THE SERVICES.  Consultant understands that Company’s protection of its reputation and its intellectual property are of utmost importance to Company.  Consultant will perform the Services diligently, competently, professionally, in a timely manner, and in full compliance with all applicable laws, regulations, and industry ethical standards, and in full compliance with the terms of this Agreement.  Consultant warrants and represents that execution and performance of this Agreement by Consultant does not and will not result in any violation of any laws, rules or regulations.

3. COMPENSATION.  During the Term (as defined in Section 6) in return for the Services, Hythiam shall compensate Consultant as follows:

a.
At no fee or additional cost to Hythiam, Consultant shall be reasonably available by phone or email throughout the Term to answer questions and to otherwise provide assistance to Hythiam for brief durations on an as-needed basis, up to periods of one half hour at a time, not to exceed two hours per day and ten hours per month.

b.	For Services in excess of the Services provided in Section 3a, Consultant shall be compensated at the following rates:

1.	hourly rate of $225, up to a maximum of $1,800 per diem for a full day
2.	per diem rate of $1,000 for travel days if Consultant is requested to travel out of town for a minimum of two days to perform Services.

At the election of Hythiam, the above compensation may be paid in shares of common stock of the Corporation in lieu of cash as set forth in Section 5.

c.
Hythiam will pay the full cost of COBRA for Consultant and his dependents for the period December 1, 2008 through December 31, 2008, after which date Consultant shall be responsible for the full cost of COBRA coverage.

d.
Hythiam stock options granted to Consultant as an employee of Hythiam will continue to vest during the Term, but all incentive stock options (ISOs) vested as of the Effective date will convert to non-qualified stock options 90 days following termination as an employee.

e.	Hythiam shall extend Consultant’s right to exercise vested options for two years following the termination date of this Agreement.

In addition, in order for Consultant to perform his duties under this Agreement, Hythiam shall make available to Consultant and continue to service the blackberry and computer equipment (or equivalent) that Consultant utilized during his employment with the Company.  Upon termination of this Agreement, Consultant shall return all Company-owned equipment to Hythiam if so requested.

4.  EXPENSE REIMBURSEMENT.  Consultant shall be entitled to reimbursement from Hythiam for reasonable "out-of-pocket" expenses for travel and other costs incurred in performance of the Services if approved in advance by Hythiam and based on valid receipts and other documentation provided by Consultant sufficient to satisfy IRS standards.  Reasonable travel expenses shall consist of coach class airfare, business class lodging, and reasonable meals and ground transportation expenses.  Hythiam must approve in writing expenses greater than $2,500, in the aggregate.

5.   INVOICE AND PAYMENT OF COMPENSATION AND EXPENSES.  On or before the 10th day of each month during the Term, Consultant shall provide to Hythiam an invoice and required documentation to support any compensation or expense reimbursement due Consultant for performance of the Services during the prior month. Hythiam will pay any undisputed invoice received by Hythiam on a timely basis.

Stock-based compensation.  At Hythiam’s election each billing month during the Term, Hythiam may, in lieu of the cash compensation payable to Consultant as set forth in Section 3b, compensate Consultant entirely with shares of common stock of Hythiam, the number of shares to be determined by dividing the dollar amount due to Consultant for the preceding month by the average closing share price of Hythiam’s common stock across all of the trading days of such preceding month.  Such shares shall be issued from Hythiam’s 2007 Stock Incentive Plan or an equivalent plan or as otherwise registered with the SEC and is effective as of the date that such shares are issued to Consultant. If such shares are not issued within 20 days of the end of such preceding month, such stock-based compensation election shall no longer be available to Hythiam for such billing month, and the related compensation for such Services shall be paid in cash.

6.  TERM/TERMINATION. This Agreement will commence on the Effective Date and continue until September 30, 2009. Upon termination of this Agreement, Consultant shall perform no more Services and shall not imply or represent that he has a relationship with Hythiam in any way whatsoever.

7.  RELATIONSHIP OF PARTIES.  It is understood and agreed that during the Term Consultant and Hythiam are and shall remain independent contractors with respect to performance of this Agreement.  Nothing in this Agreement shall be construed to constitute Hythiam and Consultant as employer/employee, partners, joint venturers, agents or anything other than independent contractors.  Hythiam will not pay or withhold, and Consultant is not entitled to, any wages, fees, payroll taxes, or employee benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant or its employees.

8.  CONFIDENTIALITY INFORMATION AND INVENTION ASSIGNMENT.  Performance of the Services is subject to the Confidentiality Information and Invention Assignment Agreement dated October 2, 2008 and attached as Exhibit A (“Confidentiality Agreement”).

9.  NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, or sent by a nationally-recognized overnight courier service, addressed as follows:

Hythiam, Inc.
Attn: Chief Financial Officer
11150 Santa Monica Blvd. Suite 1500
Los Angeles, CA  90025
310-444-4300
310-444-5300 fax

Chuck Timpe
9652 Claire Avenue
Northridge, CA 91324
818-772-8400
818-772-8300 fax

Such address may be changed from time to time by either Party by providing written notice to the other Party in the manner set forth in this Section 9.

10.           LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF THE CONFIDENTIALITY AGREEMENT OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, WHETHER BY COMMON LAW OR STATUTE, ARISING HEREFROM OR RELATED HERETO IN ANY CAUSES OF ACTION OF ANY KIND, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR A BREACH OF THE CONFIDENTIALITY AGREEMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CONSULTANT’S TOTAL LIABILITY TO HYTHIAM FOR EVERY REASON SHALL BE LIMITED TO THE AGGREGATE AMOUNT OF FEES ACTUALLY PAID BY HYTHIAM TO CONSULTANT PURSUANT HERETO.

11.  INDEMNITY. Hythiam shall defend, indemnify, and hold Consultant harmless from all liabilities, damages, losses, and expenses (including without limitation reasonable attorney’s fees and court costs) owed to any third party arising from claims (collectively, “Claims”) against the other as a result of Consultant’s performance under this Agreement, irrespective of Consultant’s contributory negligent acts or omissions, except for Claims arising out of a breach of the Confidentiality Agreement or Consultant’s gross negligence or willful misconduct.

12.           ENTIRE AGREEMENT.  This Agreement, including the terms of all exhibits, which are hereby incorporated fully into this Agreement, contains the entire agreement of the parties with respect to the Services and there are no other promises or conditions in any other agreement whether oral or written with respect to the Services.

13.  AMENDMENT/ASSIGNMENT.  This Agreement may be modified or amended if, and only if the amendment is made in writing and is signed by both Parties.  Neither this Agreement nor any right under this Agreement may be transferred or assigned in whole or in part by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void.  Notwithstanding the foregoing, Hythiam may assign this Agreement in whole or in part to an affiliate or successor entity without Consultant’s consent.

14.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court or judicial authority finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited but only to the minimal extent required to make the provision valid and enforceable.

15.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of California (without regard to that body of law known as “Conflicts of Law”).

17.  BENEFITS, BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

18.  SURVIVABILITY.  Notwithstanding anything to the contrary set forth in this Agreement, Sections 2, 3, 6, 8, 10 through 18, and Exhibit A shall survive termination of this Agreement for any reason.

In witness to these terms, each Party has caused this Agreement to be executed below in its name and on its behalf.

Hythiam, Inc.

/s/ RICHARD A. ANDERSON_________________
Richard A. Anderson, President and COO

Consultant

/s/ CHUCK TIMPE__________________________
Chuck Timpe

EXHIBIT A

Hythiam, Inc.

CONFIDENTIALITY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT FOR CONSULTANT

This CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (the “Agreement”) is made between Hythiam, Inc. and its subsidiaries, a Delaware Corporation (“The Company”), having a principal place of business at 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025 and the undersigned consultant, Chuck Timpe.
In consideration of my relationship with the Company (which for purposes of this Agreement shall be deemed to include any subsidiaries or Affiliates٭ of the Company, the receipt of confidential information while associated with the Company, and other good and valuable consideration, receipt of which is hereby acknowledged, I, the undersigned individual, agree that:

1.  Term of Agreement.  This Agreement shall continue in full force and effect for the duration of my relationship with the Company and shall continue thereafter until terminated through a written instrument signed by both parties.

2.  Confidentiality.

(a)  Definitions.  “Proprietary Information” is all information and any idea whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any of its Affiliates, or its employees, clients, consultants, or business associates, which was produced by any employee or consultant of the Company in the course of his or her employment or consulting relationship or otherwise produced or acquired by or on behalf of the Company.  All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.”  By example and without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:

(1)  formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results and research projects;

(2)  information about costs, profits, markets, sales, contracts and lists of customers, and distributors;

(3)  business, marketing, and strategic plans;

(4)  forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and

(5)  employee personnel files and compensation information.

(b)  Existence of Confidential Information.  The Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to its business.  This Confidential Information includes not only information disclosed by the Company to me, but also information developed or learned by me during the course of my relationship with the Company.

(c)  Protection of Confidential Information.  I will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in my assigned duties and for the benefit of the Company, any of the Company’s Confidential Information, either during or after my relationship with the Company.

٭  For purposes of this Agreement, “Affiliate” shall mean any person or entity that shall directly or indirectly controls, is controlled by, or is under common control with the Company.

In the event I desire to publish the results of my work for the Company through literature or speeches, I will submit such literature or speeches to an Executive Officer of the company at least 10 days before dissemination of such information for a determination of whether such disclosure may alter trade secret status, may be prejudicial to the interests of the Company, or may constitute an invasion of its privacy.  I agree not to publish, disclose or otherwise disseminate such information without prior written approval of an Executive Officer of the Company.  I acknowledge that I am aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

(d)  Delivery of Confidential Information.  Upon request or when my relationship with the Company terminates, I will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which related to or contain Confidential Information.

(e)  Location and Reproduction.  I shall maintain at my workplace only such Confidential Information as I have a current “need to know.”  I shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists.  I shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of the Company for reproduction.

(f)  Prior Actions and Knowledge.  I represent and warrant that from the time of my first contact with the Company I held in strict confident all Confidential Information and have not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential Information, except as to the extent otherwise permitted in this Agreement.

(g)  Third-Party Information.  I acknowledge that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree that I will at all times hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform my obligations hereunder and as is consistent with the Company’s agreement with such third parties.

(h)  Third Parties.  I represent that my relationship with the Company does not and will not breach any agreements with or duties to a former employer or any other third party.  I will not disclose to the Company or use on its behalf any confidential information belonging to others and I will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

3.  Proprietary Rights, Inventions and New Ideas.

(a)  Definition.  The term “Subject Ideas or Inventions” includes any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable work products, trade secrets and innovations, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the forgoing that, whether or not patentable, which are conceived, developed or created which: (1) relate to the Company’s current or contemplated businesses; (2) related to the Company’s actual or demonstrably anticipated research or development; (3) result from any work performed by me for the Company; (4) involve the use of the Company’s equipment, supplies, facilities or trade secrets; (5) result from or are suggested by any work done by the Company or at the Company’s request, or any projects specifically assigned to me; or (6) result from my access to any of the Company’s memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials (collectively, “Company Materials”).

(b)  Company Ownership.  All right, title and interest in an to all Subject Ideas and Inventions, including but not limited to all registrable and patent rights which may subsist therein, shall be held and owned solely by the Company, and where applicable, all Subject Ideas and Inventions shall be considered works made for hire, I shall mark all Subject Ideas and Inventions with the Company’s copyright or other proprietary notice as directed by the Company and shall take all actions deemed necessary by the Company to protect the Company’s rights therein.  In the event that the Subject Ideas and Inventions shall be deemed not to constitute works made for hire, or in the event that I should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Subject Ideas and Inventions, I agree to and hereby do assign to the Company, without further consideration, my entire right, title and interest in and to each and every such Subject Idea and Invention.  I further agree to execute any documents necessary to facilitate such a transfer.

(c)  Disclosure.  I agree to disclose promptly to the Company full details of any and all Subject Ideas and Inventions.

(d)  Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Subject Ideas and Inventions and their development made by me (solely or jointly with others) during the term of my relationship with the Company.  These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  These records will be available to and remain the sole property of the Company at all times.

(e)  Determination of Subject Ideas and Inventions.  I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, trade secret, innovation, product, and all improvements, know-how, rights, and claims related to the foregoing (“Intellectual Property”), that I do not believe to be a Subject Idea or Invention, but that is conceived, developed, or reduced to practice by the Company (alone by me or with others) during my relationship with the Company and for one (1) year thereafter, shall be disclosed promptly by me to the Company.  The Company shall examine such information to determine if in fact the Intellectual Property is a Subject Idea or Invention subject to this Agreement.

(f)  Access.  Because of the difficulty of establishing when any Subject Ideas or Inventions are first conceived by me, or whether it results from my access to Confidential Information or Company Materials, I agree that any Subject Idea and Invention shall, among other circumstances, be deemed to have resulted from my access to Company Materials if: (1) it grew out of or resulted from my work with the Company or is related to the business of the Company, and (2) it is made, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed thereon, by me or with my significant aid, within one year after termination of my relationship with the Company.

(g)  Assistance.  I further agree to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other rights or registrations on said Subject Ideas and Inventions in any and all countries, and to that end will execute all documents necessary:

(1)  to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogues protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(2)  to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection, and

(3)  to cooperate with the Company (but at the Company’s expense) in any enforcement or infringement proceeding on such letters patent, copyright or other analogues protection.

(h)  Authorization to Company.  In the event the Company is unable, after reasonable effort, to secure my signature on any patent, copyright or other analogous protection relating to a Subject Idea and Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application, applications or other documents and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of letters patent, copyright or other analogous rights or protections thereon with the same legal force and effect as if executed by me.  My obligation to assist the Company in obtaining and enforcing patents and copyrights for Subject Ideas and Inventions in any and all countries shall continue beyond the termination of my relationship with the Company, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

(i)  Acknowledgement.  I acknowledge that there are not currently existing ideas, processes, inventions, discoveries, marketing or business ideas or improvements which I desire to exclude from the operation of this Agreement.  To the best of my knowledge, there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between me and any other person (including any business or governmental entity).

(j)  No Use of Name.  I shall not at any time use the Company’s name or any Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

4.  Competitive Activity.

(a)  Acknowledgement.  I acknowledge that the pursuit of the activities forbidden by Section 4(b) below would necessarily involve the use, disclosure or misappropriation of Confidential Information.

(b)  Prohibited Activity.  To prevent the above-described disclosure, misappropriation and breach, I agree that during my relationship and for a period of one (1) year thereafter, without the Company’s express written consent, I shall not, directly or indirectly, (i) employ, solicit for employment, or recommend for employment any person employed by the Company (or any Affiliate); and (ii) engage in any present or contemplated business activity that is or may be competitive with the Company (or any Affiliate)in any state where the Company conducts its business, unless I can prove that any action taken in contravention of this subsection (ii) was done without use in any way of Confidential Information.

5.  Representatives and Warranties.  I represent and warrant (i) that I have no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with my undertaking a relationship with the Company; (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) that I will not use in the performance of my responsibilities for the Company any confidential information or trade secrets of any other person or entity; and (iv) that I have not entered into or will not enter into any agreement (whether oral or written) in conflict with this Agreement.

6.  Termination of Obligations.

(a)  Upon the termination of my relationship with the Company or promptly upon the Company’s request, I shall surrender to the Company all equipment, tangible Proprietary Information, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computer disks (and other computer-generated files and data), and any other data and records of any kind, and copies thereof, created on any medium and furnished to, obtained by, or prepared by myself in the course of or incident to my relationship with the Company, that are in my possession or under my control.

(b)  My representations, warranties, and obligations contained in this Agreement shall survive the termination of my relationship with the Company.

(c)  Following any termination of my relationship with the Company, I will fully cooperate with the Company in all matters relating to my continuing obligations under this Agreement.

(d)  I hereby grant consent to notification by the Company to any of my future employers or companies I consult with about my rights and obligations under this Agreement.

(e)  Upon termination of my relationship with the Company, I will execute a Certificate acknowledging compliance with this Agreement in the form reasonably requested by the Company.

7.  Injunctive Relief.  I acknowledge that my failure to carry out any obligation under this Agreement, or a breach by me of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief.  I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.  I also understand that other action may be taken and remedies enforce against me.

8.  Modification.  No modification of this Agreement shall be valid unless made in writing and signed by both parties.

9.  Binding Effect.  This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and is for the benefit of the Company and its successors and assigns.

10.  Governing Law.  This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of California (without reference to conflict of law principles).

11.  Integration.  This Agreement sets forth the parties’ mutual rights and obligations with respect to proprietary information, prohibited competition, and intellectual property.  It is intended to be the final, complete, and executive statement of the terms of the parties’ agreements regarding these subjects.  This Agreement supercedes all other prior and contemporaneous agreements and statements on these subjects, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to myself and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control unless changed in writing.

12.  Not Employment.  This Agreement is not an employment agreement as I am an independent consultant.  I understand that the Company may terminate my association with it at any time, with or without cause, subject to the terms of any separate written consulting agreement executed by a duly authorized officer of the Company.

13.  Construction.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not limitation, this Agreement shall not be construed against the party responsible for any language in this Agreement.  The headings of the paragraphs hereof are inserted for convenience only, and do not constitute part of and shall not be used to interpret this Agreement.

14.  Attorneys’ Fees.  Should either I or the Company, or any heir, personal representative, successor or permitted assign of either party, resort to legal proceedings to enforce this Agreement, the prevailing party (as defined in California statutory law) in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

15.  Severabilty.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

16.  Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either the Company or me (or by that party’s successor), whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive that party’s right to exercise any or all other rights and remedies.  This Agreement will inure to the benefit of the Company and its successors and assigns.

17.  Nonwaiver.  The failure of either the Company or me, whether purposeful or otherwise, to exercise in any instance any right, power or privilege under this Agreement or under law shall not constitute a waiver of any other right, power or privilege, nor of the same right, power or privilege in any other instance.  Any waiver by the Company or by me must be in writing and signed by either myself, if I am seeking to waive any of my rights under this Agreement, or by an officer of the Company (other than me) or some other person duly authorized by the Company.

18.  Notices.  Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if it is in writing, and if and when it is hand delivered, faxed, or sent by regular mail with postage prepaid to my residence (as noted in the Company’s records) or to the Company’s principal office, as the case may be.

19.  Agreement to Perform Necessary Acts.  I agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

20.  Assignment.  This Agreement may not be assigned without the Company’s prior written consent.

21.  Compliance with Law.  I agree to abide by all federal, state, and local laws, ordinances and regulations.

22. Counterparts.  This Agreement may be executed in one or more counterparts.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute one agreement.  A facsimile copy or other reliable reproduction of this Agreement shall be deemed an original.

23.  Acknowledgement.  I acknowledge that I have had the opportunity to consult legal counsel in regard to this Agreement, that I have read and understand this Agreement, that I am fully aware of its legal effect, and that I have entered into it freely and voluntarily and based on my own judgment and not on any representations or promises other than those contained in this Agreement.

I WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

CAUTION: THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE CONSULTANTS RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THE CONSULTANT MAY DEVELOP.

Dated:  November 12, 2008

Signed:

/s/ CHUCK TIMPE____________________
Chuck Timpe
9652 Claire Avenue
Northridge, CA  91324
818-772-8400
818-772-8300 fax

/s/ RICHARD A. ANDERSON___________
Richard A. Anderson
President and Chief Operating Officer
Hythiam, Inc.
310-444-4300
310-444-5300 fax